Exhibit (a)(1)(D)

Need Help? (408) 817-4355

EMAIL: BEA409A@bea.com

BEA SYSTEMS, INC.

WELCOME SCREEN

Welcome to the BEA Systems, Inc. Stock Option Tender Offer Website

As recently noted by Mark P. Dentinger, we are pleased to announce that the BEA Systems Stock Option Tender Offer is officially launching today, November 15, 2007 and will remain open until December 14, 2007 at 9 p.m. Pacific Time (unless extended).

The Offer allows you to avoid the unfavorable tax consequences under Section 409A of the Internal Revenue Code that you may otherwise incur with respect to those of your stock options which were granted with an exercise price lower than the fair market value of the Company’s common stock on the date of grant, as determined by the Company’s stock option review. The specifics of the program are described in the Offer to Amend and the exhibits thereto. You may obtain a copy of the relevant documents by logging on to the Offer website. We strongly urge you to read the Offer to Amend and the exhibits thereto very carefully.

BACKGROUND

Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% penalty tax and interest charges) on stock options that were granted at a discount from fair market value and which vest after December 31, 2004 (“discount options”).

We have determined that certain of your stock options may be affected by Section 409A because they are discount options. BEA Systems, Inc. is offering you the opportunity to avoid the Section 409A impact by amending these discount options to increase their exercise price so they are no longer discount options. If your discount option was granted with an exercise price of less than $21.00 and you choose to increase its exercise price, you will receive a cash payment to make up for the lost discount. This cash payment will be made on or about our first payroll cycle in January 2008. Under applicable tax rules, we can not make this payment prior to 2008.

Stock options which are eligible to be amended under the Offer will remain subject to adverse tax consequences under Section 409A until the close of the Offer and the official amendment of such options after that close date. Therefore, if you exercise any discount options prior to the amendment of those discount options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. Note that accepting the Offer is not enough to have your options amended, the Offer has to close and BEA has to accept the tendered discount options for them to be amended and corrected. If you exercise any discount options prior to receiving notification from BEA that they have been amended, you will have adverse tax consequences.

INFORMATION

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how BEA Systems, Inc. has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the Offer or call (408) 817-4355 should you have any questions about the Offer. Please note that neither BEA Systems, Inc. nor PricewaterhouseCoopers LLP will provide tax advice specific to an individual’s circumstances or make any recommendation. We strongly recommend that you discuss the personal tax consequences of the Offer with your financial, legal and/or tax advisors.

Please click on the MAKE AN ELECTION button at the top or bottom of this page to view the details of your impacted options. Simply viewing this information does not result in your making an election; the instructions for actually making an election are set forth below.

KEY DOCUMENTS AND MATERIALS

Below is a summary that outlines how and when to tender your eligible options. However, we strongly urge you to read the Offer to Amend and the exhibits thereto very carefully before taking any action.

1. Review the following important documents:

a)	Offer to Amend
b)	Instructions to Election Form
c)	FAQ

2. Click the OFFER TO AMEND hyperlink above and review carefully the Offer to Amend document. You will be given the option to print the document, but it is not required. The Offer to Amend document refers you to additional documents that you should review before deciding whether to tender your eligible options in the Offer.

3. Please return to the WELCOME PAGE and then click the INSTRUCTIONS TO ELECTION FORM hyperlink above. Carefully review the instructions. You will be given the option to print the instructions, but it is not required.

4. Please return to the WELCOME PAGE and then click on the MAKE AN ELECTION button at the top or bottom of the page to proceed with your election. You will be redirected to the first page of the Election Form. You will need to check the appropriate box to indicate whether you elect to tender your eligible options in accordance with the terms of the Offer.

5. After completing the Election Form, you will be allowed to review the election you have made with respect to your eligible options and see the new exercise price of your amended option. If you are satisfied with your election, you will proceed to the Election Amendment Review page that will allow you to print your election information. Please print this page and keep a copy for your records. Only after you agree to the Election Amendment Review will you be directed to the Election Confirmation Statement page.

6. Please print and keep a copy of the Election Confirmation Statement for your records. You will then be deemed to have completed the election process. Please remember that you can return to this site to withdrawal your election if you so wish at a later time until December 14, 2007 at 9 p.m. Pacific Time (unless extended).

BEA Systems, Inc. intends to confirm the receipt of your election form by e mail within two U.S. business days. If you have not received an e mail confirmation that BEA Systems, Inc. received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e mail stock-admin@bea.com. Note that the Welcome Page to the Offer website also contains a link to Frequently Asked Questions (FAQ) that you may find helpful in determining whether to tender your eligible options.

KEY DATES TO REMEMBER

The commencement date of the Offer is today. The Offer will expire at 9 p.m. Pacific Time on December 14, 2007 (unless we extend the Offer). The eligible options will be amended on or about December 14, 2007 (unless we extend the Offer).

DECLINE OR WITHDRAW FROM THE OFFER

If you have read the above referenced important documents describing the Offer and have come to the conclusion that you do not wish to participate, please click the MAKE AN ELECTION button at the top or bottom of the page and on the election page please select the alternative of “I hereby decline the Offer and elect to not amend my eligible option(s).” We remind you that the choice not to participate may expose you to the adverse tax consequences of Section 409A. Your choice not to participate may be changed up until 9 p.m. Pacific Time on December 14, 2007, the expiration date of the Offer, by re-logging in to this website and completing the election form according to the procedures detailed above.

QUESTIONS

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how BEA Systems, Inc. has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the Offer or call (408) 817-4355 should you have any questions about the Offer.

BEA Systems, Inc. has prepared communications regarding the Offer and PricewaterhouseCoopers LLP will provide general tax information regarding the Offer. Neither BEA Systems, Inc. nor PricewaterhouseCoopers LLP will provide tax advice specific to an individual’s circumstances or make any recommendation. You should direct questions regarding election and withdrawal forms to: stock-admin@bea.com. We strongly recommend that you discuss the personal tax consequences of the Offer with your financial, legal and/or tax advisors.

Make an Election